Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS AGREEMENT by and between Safety-Kleen Systems, Inc., a Wisconsin corporation (the “Company”), Safety-Kleen, Inc. (“SK”) and Dave Sprinkle (the “Executive”), is entered into on this the 31st day of December, 2009 to be effective as of January 1, 2010 (the “Effective Date”).

WHEREAS, the Company has determined that it is in the best interests of the Company to employ the Executive as the Executive Vice President, Operations of the Company and SK, and Executive desires to serve the Company in that capacity pursuant to the terms set forth herein.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                      Employment Period.  The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on the date one year after the Effective Date (“Employment Period”): provided, however, that the Employment Period (i) shall automatically be extended on the same terms and conditions set forth herein for successive terms of one (1) year unless either party advises the other party in writing at least ninety (90) days prior to the end of the initial term, or any annual extension thereof, of its or his election to not extend this Agreement, and (ii) may be terminated in accordance with Section 4 below.

2.                                      Position and Duties.  During the Employment Period, the Executive shall serve as Executive Vice President, Operations of the Company and SK and in substantially similar positions in the subsidiaries and affiliates of the Company, with the duties, functions, responsibilities and authority customarily associated with such positions. During the Employment Period, the Executive will devote substantially all of his attention and time to the business and affairs of the Company, excluding any periods of vacation and sick leave to which Executive is entitled, and will not engage in any other business activities that will unreasonably interfere with the Executive’s employment pursuant to this Agreement. During the Employment Period, Executive will be based out of the Company’s offices in Atlanta, Georgia, and the Executive’s services shall be performed at such locations where the Company conducts business throughout North America as the needs and exigencies of the business of the Company from time to time reasonably require. However, the Executive shall not be required by the Company to relocate from his current residence as a condition of employment.

3.                                      Compensation.

(a)                                 Salary.  From the Effective Date through the end of the Employment Period, the Executive shall receive an annual base salary (the “Salary”) of not less than $336.375 payable in accordance with the Company’s normal payroll practices for executives. Executive will receive an annual performance review on or about each anniversary of the Effective Date, and may receive a corresponding Salary increase at such time. Any new salary due to any such increase will thereafter be deemed the “Salary” for purposes of this Agreement.

(b)                                 Annual Bonus.  Executive will have an annual bonus as a percentage of Salary (the “Bonus”) as follows:

Plan	Plan +	Plan ++
67%	133%	200%

The Bonus will be paid in a lump sum and is subject to the terms and conditions of the MIP Bonus program approved by the Safety-Kleen, Inc. Board of Directors each year.

(c)                                  Other Benefits.  During the Employment Period: (i) the Executive shall be entitled to participate in the Company’s 401-k plan, applicable fringe benefit programs and other benefit plans, policies and programs of the Company applicable to Executive as may be amended by the Company from time to time; and (ii) the Executive shall be entitled to four weeks of vacation, effective and vested immediately, and four weeks of additional vacation effective and vested as of each anniversary of the Effective Date during the Employment Period.

(d)                                 Programs, Procedures and Policies. Executive will comply with and be bound by the Company’s applicable current and future programs, procedures, plans and policies, as may be amended by the Company from time to time, except to the extent such programs, procedures, plans or policies are contrary to the terms and conditions of this Agreement.

4.                                      Termination of Employment.

(a)                                 Death or Disability.  In the event of the Executive’s death during the Employment Period, the Executive’s employment with the Company shall terminate automatically. In addition, the Company shall have the right to terminate the Executive’s employment because of the Executive’s Disability (as defined in the Company’s Long Term Disability Benefit Plan) during the Employment Period. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 5th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Date.

(b)                                 By the Company.  The Company may terminate the Executive’s employment during the Employment Period with or without Cause. If termination by the Company is without Cause, the Company shall give Executive thirty (30) days prior written notice of its intent to do so. For purposes of this Agreement, “Cause” means:

(i)            the willful and continued failure by Executive to perform his material job duties with the Company which, if curable, is not cured within twenty (20) days after receipt of written notice from the Company specifying such failure;

(ii)           the Executive engaging in any personal misconduct involving dishonesty, illegality, fraud or theft that relates to the Company’s assets, activities or operations; or

(iii)          the Executive’s material breach of this Agreement which, if curable, is not cured within twenty (20) days after receipt of written notice from the Company specifying such breach.

(c)                                  Voluntarily by the Executive Within Six Months Following New CEO Date of Hire.  The Executive and the Company acknowledge that as of the Effective Date, the Company is engaged in an executive search for a new Chief Executive Officer or interim Chief Executive Officer (the “New CEO”). Accordingly, the Parties agree that the Executive may voluntarily terminate his employment at any time during the six month period following the date of hire of the New CEO by giving not less than sixty (60) days prior written notice thereof to the Company. In such event, the Executive shall be entitled to the payments described in Section 5(b) hereof.

(d)                                 Voluntarily by the Executive After Six Months Following New CEO Date of Hire.  The Executive may also voluntarily terminate his employment at any time after the six month anniversary of the date of hire of the New CEO by giving not less than thirty 30 days prior written notice thereof to the Company. In such event, the Executive shall be entitled to the payments described Section 5(c) hereof.

(e)                                  Date of Termination.  The “Date of Termination” means the last day of the Employment Period if not otherwise terminated early pursuant to any provision of this Agreement (“End of the Term”), the date of the Executive’s death, the Disability Effective Date, the date on which the termination of the Executive’s employment by the Company with Cause or without Cause is effective, or the date on which the voluntary termination of the Executive’s employment by Executive is effective, as the case may be.

5.                                      Obligations of the Company on Termination.

(a)                                 Termination by the Company Without Cause: Non-Renewal; or by Executive Resigning Following Breach.  If the Company terminates the Executive without Cause (other than in connection with death or Disability as described in Section 4(a) above) or fails to renew or extend this Agreement beyond the initial term, or any extension thereof, or if Executive’s employment is terminated due to the Executive resigning because the Company fails to comply with the material terms and conditions of this Agreement after notice from the Executive and a reasonable opportunity to cure such matter, then the Company shall pay to Executive; (i) in a lump sum in cash within ten (10) days after the Date of Termination (1) the sum of any portion of the Salary and any other compensation earned for the period up to the Date of Termination that has not yet been paid, (2) the cash equivalent of any accrued but unused vacation, and (3) severance pay in an amount equal to the Salary as described in Section 3(a) above; (ii) any MIP Bonus for the year in which the Date of Termination occurs, will be payable to Executive when and as paid to other Company employees, and will be prorated for length of employment in that MIP year); and (iii) provided Executive elects continued health insurance coverage through COBRA, the Company will pay the monthly COBRA contributions for executive and his family for health insurance coverage, as may be amended from time to time, (less an amount equal to the premium contribution paid by active Company employees) during such twelve month period;

provided however that if at any time Executive becomes eligible for health insurance through subsequent employment or otherwise the Company’s health benefit obligations shall immediately cease and the Company shall have no further obligation to make COBRA contributions on Executive’s behalf.

(b)                                 Voluntary Termination by Executive Within Six Months Following New CEO date of Hire.  If the Executive voluntarily terminates employment during the six month period following the date of hire of the New CEO pursuant to Section 4(c) above, then the Company shall pay to the Executive (i) in a lump sum in case within ten (10) days after the Date of Termination (1) the sum of any portion of the Salary and any other compensation earned for the period up to the Date of Termination that has not yet been paid.  (2) the cash equivalent of any accrued but unused vacation, and (3) severance pay in an amount equal to the Salary as described in Section 3(a) above.

(c)                                  Termination by the Company for Cause or voluntarily by Executive After Six Months Following New CEO Date of Hire. If the Executive’s employment is terminated (i) for Cause by the Company or (ii) voluntarily by Executive after the six month period following the date of hire of the New CEO pursuant to Section 4(d) above then the Company shall pay the Executive within 10 days after the Date of Termination a lump-sum cash amount equal to the sum of any portion of the Salary and any other compensation earned for the period up to the Date of Termination that has not yet been paid plus the cash equivalent of any accrued but unused vacation.

(d)                                 Termination on account of Death or Disability.  If the Executive’s employment is terminated due to the Executive’s death or Disability the Company shall pay the Executive within 10 days after the Date of Termination, a lump-sum case amount equal to the sum of any portion of the Salary and any other compensation earned for the period up to the Date of Termination that has not yet been paid, plus the cash equivalent of any accrued but unused vacation.

(e)                                  In addition to the payments and benefits to which the Executive or the Executive’s estate may be entitled under Sections 5(a) and (b) above and Section 5(d) below the Executive shall be entitled to receive any vested or other benefits to which he may be entitled pursuant to the terms and conditions of the Company’s 401-k Plan and any Company Life.  Disability or Health Insurance Plan in which he may participate, and any other amounts due under this Agreement.

(f)                                   In addition the Company further agrees that notwithstanding anything to contrary in any existing stock option plan or agreement between it and Executive the entire vested portion of any options then held by Executive shall remain exercisable for a period of twelve (12) months from the Date of Termination.

(g)                                  Change in Control.  If Executive’s employment ends due to any of the items listed in Section 5(a) after or in anticipation of a Change in Control (as defined below) instead of the amounts in Section 5(a) the Company shall upon execution of the Company’s settlement agreement and general release pay to the Executive: (i) in a lump sum in case within 10 days after the Date of Termination. (1) the sum of any portion of the Salary and any other compensation earned for the period up to the Date of Termination that has not yet been paid.  (2) the cash equivalent of any accrued but unused vacation and (3) severance pay in an amount equal to two year’s Salary as described in Section 3(a) above: (ii) any MIP Bonus for the year in which the Date of termination occurs, will be payable to Executive when and as paid to other Company employees, and will be prorated for length of employment in that MIP years and (iii) provided Executive elects continued health insurance coverage through COBRA, the Company will pay the monthly COBRA contributions for Executive and his family for health insurance coverage, as may be amended from time to time, (less an amount equal to the premium contribution paid by active Company employees) during such twelve (12) month period: provided, however, that if at any time Executive becomes eligible for health insurance through subsequent employment or otherwise, the Company’s health benefit obligations shall immediately cease, and the Company shall have no further obligation to make COBRA contributions on Executive behalf. A “Change of Control” for purposes of this Agreement means: (i) the date that any one person, or more than one person acting as a “group” within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), acquires ownership of stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, SK Holding Company, Inc., or Safety-Kleen, Inc.: (ii) the date that any one person, or more than one person acting as a “group” within the meaning of section 409A of the Code, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company, SK Holding Company, Inc., or safety-Kleen, Inc., that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all the assets of the Company, SK Holding Company, Inc., or Safety-Kleen, Inc., immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets. Notwithstanding the foregoing, a Change of Control shall be deemed to have occurred only if the event is also a “change in the ownership” or a “change in the ownership of a substantial portion of the assets” in each ease as defined in Treasury Regulation L409A-3(i)(5) or successor guidance thereto. If Executive’s employment ends due to any of the items listed in Section 5(a) within six (6) months prior to a Change of Control, it will be deemed to be “in anticipation of a Change of Control” for purposes of this paragraph.

6.                                      Confidentiality and Noncompetition. Executive agrees to execute, comply with and be bound by the Non-disclosure. Non-solicitation and Non-competition Agreement attached hereto as Exhibit “A” and incorporated herein by reference. Executive will treat the terms of this Agreement as strictly confidential, and will not disclose the same to any Company employees other than those involved in the preparation and negotiation of this Agreement.

7.                                      Successors. (a) this Agreement is personal to the Executive and, without the prior written consent of the company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall not assign this Agreement without the prior written consent of the Executive, which consent shall not be unreasonably withheld.

8.                                      Miscellaneous. (a) the captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid addressed as follows:

If to the Executive:	Dave Sprinkle
[Address on file with the Company]

If to the Company or SK:	Safety-Kleen Systems, Inc.
5360 Legacy Drive,
Building 2, Suite 100
Plano, Texas 75024
Attention: Chief Executive Officer

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 8. Notices and communications shall be effective when actually received by the addressee.

(c)                                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest effect consistent with law.

(d)                                 Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e)                                  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)                                   The Executive and the Company acknowledge that this Agreement supersedes any other agreement, whether written or oral, between them concerning the subject matter hereof, including any prior employment agreement severance agreement or plan and change of control agreement or plan.

(g)                                  This Agreement shall be governed by and construed in accordance with, the laws of the State of Texas without reference to principles of conflict of laws.

(h)                                 This Agreement may be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand, and the Company and SK have caused this Agreement to be executed in their names in their behalf, all as of the day and year first above written.

/s/ Dave Sprinkle
Dave Sprinkle

SAFETY-KLEEN SYSTEMS, INC.

By:	/s/ Pat Daugherty
Name:	Pat Daugherty
Title:	Director

SAFETY-KLEEN, INC.

By:	/s/ Pat Daugherty
Name:	Pat Daugherty
Title:	Director

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment No. 1”) is made and entered into effective as of July 30, 2012, by and between Safety-Kleen Systems, Inc., a Wisconsin corporation (the “Company”), Safety-Kleen, Inc., a Delaware corporation (“SK”) and Dave Sprinkle (the “Executive”) for purposes of amending that certain Employment Agreement entered into by the parties on December 31, 2009 to be effective as of January 1, 2010.

WHEREAS, the Company and SK have determined that it is in their best interests to amend the Agreement as set forth in this Amendment No. 1, and the Executive desires to amend the agreement as set forth in this Amendment No. 1.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                      Section 5 of the Agreement is hereby amended to add the following new subsection (h) to such Section:

(h)             Compliance with Code §409A. The payments and benefits under this Agreement and the terms of any release agreement are intended to be exempt from, or to comply with, §409A of the Code and the regulations promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement and any release agreement shall be interpreted and administered consistent with such intent. Notwithstanding anything contained in this Agreement to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement that are subject to §409A until Executive has incurred a “separation from service” from the Company within the meaning of §409A. If Executive is deemed by the Company at the time of his separation from service by the Company to be a “specified employee” for purposes of §409A(a)(2)(B)(i) of the of the Code, to the extent delayed commencement of any portion of the benefits to which he is entitled under this Agreement is required in order to avoid a prohibited distribution under §409A(a)(2)(B)(i) of the Code, such portion of his benefits shall not be provided to him prior to the earlier of (a) the expiration of the six-month period measured from the date of his separation from service with the Company or (b) the date of his death. Upon the expiration of the applicable Code §409A(a)(2)(B)(i) period, all deferred payments shall be paid to Executive in a lump sum, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. Notwithstanding the foregoing or any other provisions of this Agreement, the Company and Executive agree that, for purposes of the limitations on nonqualified deferred compensation under §409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the §409A deferral election rules and the exclusion from §409A for certain short-term deferral amounts. To the extent required to avoid an accelerated or additional tax under §409A, amounts reimbursable to Executive shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts

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reimbursable or provided in any subsequent year. In the event that any payments under this Agreement are conditioned upon the prior execution (and nonrevocation) by Executive of a general release of claims against the Company, such payments shall be made within 90 days following Executive’s separation from service (the “Release Consideration and Revocation Period”) and if the Release Consideration and Revocation Period begins in one calendar year and ends in a second calendar year, then any such payments shall be delayed until the second of such two calendar years (regardless of whether Executive delivers the release in the first or second calendar year). If any provision of this Agreement would subject Executive to any additional tax or interest under §409A, then the Company shall use its best efforts to amend such provision consistent with the original economic intent of the parties. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with §409A and makes no undertaking to preclude §409A from applying to any such payment

2.              Except as specifically amended, altered, modified and changed by this Amendment No. 1, the Agreement remains in full force and effect as originally written.

[Signature page to follow)

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand, and each of the Company and SK has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Dave Sprinkle
Dave Sprinkle

Safety-Kleen Systems, Inc.

By:	/s/ Robert M. Craycraft II
Title:	Chief Executive Officer and President

Safety-Kleen, Inc.

By:	/s/ Robert M. Craycraft II
Title:	Chief Executive Officer and President

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